Calculation of Filing Fee Tables
S-8
Gogo Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.0001 per share	Other	8,555,000	$ 3.37	$ 28,830,350.00	0.0001381	$ 3,981.47
Total Offering Amounts:						$ 28,830,350.00		$ 3,981.47
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 3,981.47
Offering Note
[1]	a) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement shall also cover any additional shares of the Registrant's common stock, par value $0.0001 per share ("Common Stock"), that may become issuable under the terms of the Amended & Restated 2024 Omnibus Equity Incentive Plan (the "A&R Plan") by reason of any share split, share dividend, recapitalization or other similar transaction effected without the Registrant's receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock. b) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, based on the average of the high and low sales prices of the Common Stock on the Nasdaq Global Select Market on June 10, 2026. c) Represents shares available for issuance under the A&R Plan. For more information, see the "Explanatory Note" to this registration statement on Form S-8.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources